Contact: Stephen H. Gordon Christopher G. Hagerty	Chairman & CEO EVP & CFO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ISSUES $10.0 MILLION OFTRUST
PREFERRED SECURITIES

IRVINE, CA – March 31, 2004 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today the issuance of $10.0 million of floating rate trust preferred securities through CCB Capital Trust VI, an unconsolidated special purpose business trust formed for the purpose of this offering. The Company received net cash proceeds of $10.0 million, and contributed all of the proceeds to Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, further increasing the Bank’s capital base. The Company issued the trust preferred securities through a private placement with Trapeza TPS, LLC, which was arranged by Credit Suisse First Boston. These capital securities, which mature in 30 years and are callable beginning in 5 years, reset quarterly and bear interest at a rate equal to the three-month LIBOR index plus a margin of 2.65%, initially set at a pretax interest cost of 3.76%.

The Company, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and professionals. At December 31, 2003, the Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2003 (source: Dataquick Information Systems) and Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Beverly Hills, CA in the summer of 2004. More information on the Company can be found at www.commercialcapital.com. On January 27, 2004, The Company announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based savings institution with $2.7 billion of assets, $1.7 billion of deposits and 15 branches.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes any obligation to revise or publicly release any revision to these forward-looking statements.